Exhibit 4.1

AMENDED AND RESTATED

INVESTORS’ RIGHTS AGREEMENT

THIS AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT (this “Agreement”), is made as of July 30, 2021, by and among PepGen Inc., a Delaware corporation (the “Company”), each of the investors listed on Schedule A hereto, each of which is referred to in this Agreement as an “Investor”, and each of the stockholders listed on Schedule B hereto, each of whom is referred to herein as a “Key Holder”.

RECITALS

WHEREAS, certain of the Investors (the “Existing Investors”) hold shares of Series A-1 Preferred Stock of the Company, par value $0.0001 per share (“Series A-1 Preferred Stock”), shares of Series A-2 Preferred Stock of the Company, par value $0.0001 per share (“Series A-2 Preferred Stock”) and/or shares of Common Stock issued upon conversion thereof and possess registration rights, information rights, rights of first offer, and other rights pursuant to that certain Investors’ Rights Agreement, dated as of November 24, 2020, by and among the Company, the Existing Investors and certain Key Holders (the “Prior Agreement”);

WHEREAS, the undersigned Key Holders and Existing Investors desire to amend and restate the Prior Agreement in its entirety and to accept the rights and obligations created pursuant to this Agreement in lieu of the rights granted to them and/or obligations imposed on them under the Prior Agreement; and

WHEREAS, certain of the Investors are parties to that certain Series B Preferred Stock Purchase Agreement of even date herewith by and among the Company and such Investors (the “Purchase Agreement”), under which certain of the Company’s and such Investors’ obligations are conditioned upon the execution and delivery of this Agreement by (i) such Investors, (ii) Key Holders under the Prior Agreement who hold at least a majority of the Common Stock and Preferred Stock (calculated on an as-converted to Common Stock basis) and are providing services to the Company as officers, employees or consultants as of the date hereof, (iii) Existing Investors holding at least eighty percent (80%) of the Registrable Securities and (iv) the Company.

NOW, THEREFORE, the Company and the undersigned Key Holders and Existing Investors (including RA Capital, OSI, the University and the Founders (each as defined below) with respect to Section 3.3 under the Prior Agreement) hereby agree that the Prior Agreement is hereby amended and restated in its entirety by this Agreement, and the parties to this Agreement further agree as follows:

1.    Definitions. For purposes of this Agreement:

1.1    “Affiliate” means, with respect to any specified Person, any other Person who, directly or indirectly, controls, is controlled by, or is under common control with such Person, including, without limitation, any general partner, managing member, officer, director or trustee of such Person, or any venture capital fund or other investment fund now or hereafter existing that is controlled by one (1) or more general partners, managing members or investment adviser of, or shares the same management company or investment adviser with, such Person.

1.2    “Averill” means Averill Master Fund, Ltd.

1.3    “Board of Directors” means the board of directors of the Company.

1.4    “Common Stock” means shares of the Company’s Class A Common Stock, par value $0.0001 per share.

1.5    “Competitor” means a Person engaged, directly or indirectly (including through any partnership, limited liability company, corporation, joint venture or similar arrangement (whether now existing or formed hereafter)), in peptide-mediated drug and therapeutic delivery technologies or the treatment of neuro-muscular disorders generally, but shall not include any financial investment firm or collective investment vehicle that, together with its Affiliates, holds less than twenty percent (20%) of the outstanding equity of any Competitor and does not, nor do any of its Affiliates, have a right to designate any members of the board of directors of any Competitor. Notwithstanding anything herein to the contrary, none of RA Capital, OSI, the University, Deerfield or Averill shall be a “Competitor.”

1.6    “Damages” means any loss, damage, claim or liability (joint or several) to which a party hereto may become subject under the Securities Act, the Exchange Act, or other federal or state law, insofar as such loss, damage, claim or liability (or any action in respect thereof) arises out of or is based upon: (i) any untrue statement or alleged untrue statement of a material fact contained in any registration statement of the Company, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto; (ii) an omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading; or (iii) any violation or alleged violation by the indemnifying party (or any of its agents or Affiliates) of the Securities Act, the Exchange Act, any state securities law, or any rule or regulation promulgated under the Securities Act, the Exchange Act, or any state securities law.

1.7    “Deerfield” means Deerfield Partners, L.P. together with Deerfield Private Design Fund V, L.P.

1.8    “Derivative Securities” means any securities or rights convertible into, or exercisable or exchangeable for (in each case, directly or indirectly), Common Stock, including options and warrants.

1.9    “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

1.10    “Excluded Registration” means (i) a registration relating to the sale or grant of securities to employees of the Company or a subsidiary pursuant to a stock option, stock purchase, equity incentive or similar plan; (ii) a registration relating to an SEC Rule 145 transaction; (iii) a registration on any form that does not include substantially the same information as would be required to be included in a registration statement covering the sale of the Registrable Securities; or (iv) a registration in which the only Common Stock being registered is Common Stock issuable upon conversion of debt securities that are also being registered.

1.11    “Form S-1” means such form under the Securities Act as in effect on the date hereof or any successor registration form under the Securities Act subsequently adopted by the SEC.

1.12    “Form S-3” means such form under the Securities Act as in effect on the date hereof or any registration form under the Securities Act subsequently adopted by the SEC that permits forward incorporation of substantial information by reference to other documents filed by the Company with the SEC.

1.13    “Founders” means Matthew Wood, Caroline Godfrey, Giles Campion and Michael Gait.

1.14    “GAAP” means generally accepted accounting principles in the United States as in effect from time to time.

1.15    “Holder” means any holder of Registrable Securities who is a party to this Agreement.

1.16    “Immediate Family Member” means a child, stepchild, grandchild, parent, stepparent, grandparent, spouse, life partner or similar statutorily-recognized domestic partner, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, including adoptive relationships of a natural person referred to herein.

1.17    “Initiating Holders” means, collectively, Holders who properly initiate a registration request under this Agreement.

1.18    “IPO” means the Company’s first underwritten public offering of its Common Stock under the Securities Act.

1.19    “Key Employee” means any executive-level employee (including division director and vice president-level positions) as well as any employee who, either alone or in concert with others, develops, invents, programs, or designs any Company Intellectual Property (as defined in the Purchase Agreement).

1.20    “Major Investor” means (i) any Investor that, individually or together with such Investor’s Affiliates, holds at least 250,000 shares of Registrable Securities (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Preferred Stock effected after the date hereof) and (ii) the University, as long as the University owns not less than twenty-five percent (25%) of the shares of Preferred Stock held by the University on the date hereof (or an equivalent amount of Common Stock issued upon conversion thereof).

1.21    “New Securities” means, collectively, equity securities of the Company, whether or not currently authorized, as well as rights, options, or warrants to purchase or acquire such equity securities, or securities of any type whatsoever that are, or may become, convertible or exchangeable into or exercisable for such equity securities.

1.22    “OSI” means Oxford Sciences Innovation PLC, a company incorporated in England and Wales with company number 09093331 whose registered office address is at 46 Woodstock Road, Oxford OX2 6HT United Kingdom.

1.23    “Person” means any individual, corporation, partnership, trust, limited liability company, association or other entity.

1.24    “Preferred Director” means any director of the Company that the holders of record of a class, classes or series of Preferred Stock are entitled to elect, exclusively and as a separate class, pursuant to the Restated Certificate.

1.25    “Preferred Stock” means, collectively, shares of the Company’s Series A-1 Preferred Stock, Series A-2 Preferred Stock and Series B Preferred Stock.

1.26    “RA Capital” means, collectively with their respective Affiliates, RA Capital Healthcare Fund, L.P., Blackwell Partners LLC—Series A, and RA Capital Nexus Fund II, L.P.

1.27    “Registrable Securities” means (i) the Common Stock issuable or issued upon conversion of the Preferred Stock; (ii) any Common Stock, or any Common Stock issued or issuable (directly or indirectly) upon conversion and/or exercise of any other securities of the Company, acquired by the Investors after the date hereof; and (iii) any Common Stock issued as (or issuable upon the conversion or exercise of any warrant, right, or other security that is issued as) a dividend or other distribution with respect to, or in exchange for or in replacement of, the shares referenced in clauses (i) and (ii) above; excluding in all cases (other than for purpose of Section 2.12), (x) any Registrable Securities sold by a Person in a transaction in which the applicable rights under this Agreement are not assigned pursuant to Section 6.1, and (y) excluding for purposes of Section 2 any shares for which registration rights have terminated pursuant to Section 2.13 of this Agreement.

1.28    “Registrable Securities then outstanding” means the number of shares determined by adding the number of shares of outstanding Common Stock that are Registrable Securities and the number of shares of Common Stock issuable (directly or indirectly) pursuant to then exercisable and/or convertible securities that are Registrable Securities.

1.29    “Requisite Preferred Directors” means a majority of the Preferred Directors, provided that if there are only two Preferred Directors then serving on the Board of Directors, then two out of the following three members of the Board of Directors: (i) the two of the Preferred Directors and (ii) the Independent Chair (as defined in the Voting Agreement, dated on or around the date hereof, as amended, by and among the Company and certain other stockholders of the Company (the “Voting Agreement”); provided that at any time Ramin Farzaneh-Far is serving as the Independent Chair or there is no Independent Chair then serving on the Board of Directors, then clause (ii) shall be the Second Independent (as defined in the Voting Agreement) in lieu of the Independent Chair.

1.30    “Restated Certificate” means the Company’s Second Amended and Restated Certificate of Incorporation, as amended and/or restated from time to time.

1.31    “Restricted Securities” means the securities of the Company required to be notated with the legend set forth in Section 2.12(b) hereof.

1.32    “Rights Holder” means each Major Investor and each Key Holder.

1.33    “SEC” means the Securities and Exchange Commission.

1.34    “SEC Rule 144” means Rule 144 promulgated by the SEC under the Securities Act.

1.35    “SEC Rule 145” means Rule 145 promulgated by the SEC under the Securities Act.

1.36    “Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

1.37    “Selling Expenses” means all underwriting discounts, selling commissions, and stock transfer taxes applicable to the sale of Registrable Securities, and fees and disbursements of counsel for any Holder, except for the fees and disbursements of the Selling Holder Counsel borne and paid by the Company as provided in Section 2.6.

1.38    “Series B Preferred Stock” means shares of the Company’s Series B Preferred Stock, par value $0.0001 per share.

1.39    “University” means The Chancellor, Masters and Scholars of the University of Oxford.

2.    Registration Rights. The Company covenants and agrees as follows:

2.1    Demand Registration.

(a)    Form S-1 Demand. If at any time after the earlier of (i) four (4) years after the date of this Agreement or (ii) one hundred eighty (180) days after the effective date of the registration statement for the IPO, the Company receives a request from Holders of a majority of the Registrable Securities then outstanding that the Company file a Form S-1 registration statement with respect to at least forty percent (40%) of the Registrable Securities then outstanding (or a lesser percent if the anticipated aggregate offering price, net of Selling Expenses, would exceed $15 million), then the Company shall: (x) within ten (10) days after the date such request is given, give notice thereof (the “Demand Notice”) to all Holders other than the Initiating Holders; and (y) as soon as practicable, and in any event within sixty (60) days after the date such request is given by the Initiating Holders, file a Form S-1 registration statement under the Securities Act covering all Registrable Securities that the Initiating Holders requested to be registered and any additional Registrable Securities requested to be included in such registration by any other Holders, as specified by notice given by each such Holder to the Company within twenty (20) days of the date the Demand Notice is given, and in each case, subject to the limitations of Sections 2.1(c) and 2.3.

(b)    Form S-3 Demand. If at any time when it is eligible to use a Form S-3 registration statement, the Company receives a request from Holders of at least thirty percent (30%) of the Registrable Securities then outstanding that the Company file a Form S-3 registration statement with respect to outstanding Registrable Securities of such Holders having an anticipated aggregate offering price, net of Selling Expenses, of at least $5 million, then the Company shall (i) within ten (10) days after the date such request is given, give a Demand Notice to all Holders other than the Initiating Holders; and (ii) as soon as practicable, and in any event within forty-five (45) days after the date such request is given by the Initiating Holders, file a Form S-3 registration statement under the Securities Act covering all Registrable Securities requested to be included in such registration by any other Holders, as specified by notice given by each such Holder to the Company within twenty (20) days of the date the Demand Notice is given, and in each case, subject to the limitations of Sections 2.1(c) and 2.3.

(c)    Notwithstanding the foregoing obligations, if the Company furnishes to Holders requesting a registration pursuant to this Section 2.1 a certificate signed by the Company’s chief executive officer stating that in the good faith judgment of the Board of Directors it would be materially detrimental to the Company and its stockholders for such registration statement to either become effective or remain effective for as long as such registration statement otherwise would be required to remain effective, because such action would (i) materially interfere with a significant acquisition, corporate reorganization, or other similar transaction involving the Company; (ii) require premature disclosure of material information that the Company has a bona fide business purpose for preserving as confidential; or (iii) render the Company unable to comply with requirements under the Securities Act or Exchange Act, then the Company shall have the right to defer taking action with respect to such filing, and any time periods with respect to filing or effectiveness thereof shall be tolled correspondingly, for a period of not more than ninety (90) days after the request of the Initiating Holders is given; provided, however, that the Company may not invoke this right more than once in any twelve (12) month period; and provided further that the Company shall not register any securities for its own account or that of any other stockholder during such ninety (90) day period other than an Excluded Registration.

(d)    The Company shall not be obligated to effect, or to take any action to effect, any registration pursuant to Section 2.1(a), (i) during the period that is sixty (60) days before the Company’s good faith estimate of the date of filing of, and ending on a date that is one hundred eighty (180) days after the effective date of, a Company-initiated registration, provided that the Company is actively employing in good faith commercially reasonable efforts to cause such registration statement to become effective; (ii) after the Company has effected two (2) registrations pursuant to Section 2.1(a); or (iii) if the Initiating Holders propose to dispose of shares of Registrable Securities that may be immediately registered on Form S-3 pursuant to a request made pursuant to Section 2.1(b). The Company shall not be obligated to effect, or to take any action to effect, any registration pursuant to Section 2.1(b), (i) during the period that is thirty (30) days before the Company’s good faith estimate of the date of filing of, and ending on a date that is ninety (90) days after the effective date of, a Company-initiated registration, provided that the Company is actively employing in good faith commercially reasonable efforts to cause such registration statement to become effective; or (ii) if the Company has effected two (2) registrations pursuant to Section 2.1(b) within the twelve (12) month period immediately preceding the date of such request. A registration shall not be counted as “effected” for purposes of this Section 2.1(d) until such time as the applicable registration statement has been declared effective by the SEC, unless the Initiating Holders withdraw their request for such registration, elect not to pay the registration expenses therefor, and forfeit their right to one demand registration statement pursuant to Section 2.6, in which case such withdrawn registration statement shall be counted as “effected” for purposes of this Section 2.1(d); provided, that if such withdrawal is during a period the Company has deferred taking action pursuant to Section 2.1(c), then the Initiating Holders may withdraw their request for registration and such registration will not be counted as “effected” for purposes of this Section 2.1(d).

2.2    Company Registration. If the Company proposes to register (including for this purpose a registration effected by the Company for stockholders other than the Holders) any of its securities under the Securities Act in connection with the public offering of such securities solely for cash (other than in an Excluded Registration, a registration relating to a demand pursuant to Section 2.1 or the IPO), the Company shall, at such time, promptly give each Holder notice of such registration. Upon the request of each Holder given within twenty (20) days after such notice is given by the Company, the Company shall, subject to the provisions of Section 2.3, cause to be registered all of the Registrable Securities that each such Holder has requested to be included in such registration. The Company shall have the right to terminate or withdraw any registration initiated by it under this Section 2.2 before the effective date of such registration, whether or not any Holder has elected to include Registrable Securities in such registration. The expenses (other than Selling Expenses) of such withdrawn registration shall be borne by the Company in accordance with Section 2.6.

2.3    Underwriting Requirements.

(a)    If, pursuant to Section 2.1, the Initiating Holders intend to distribute the Registrable Securities covered by their request by means of an underwriting, they shall so advise the Company as a part of their request made pursuant to Section 2.1, and the Company shall include such information in the Demand Notice. The underwriter(s) will be selected by the Board of Directors and shall be reasonably acceptable to a majority in interest of the Initiating Holders. In such event, the right of any Holder to include such Holder’s Registrable Securities in such registration shall be conditioned upon such Holder’s participation in such underwriting and the inclusion of such Holder’s Registrable Securities in the underwriting to the extent provided herein. All Holders proposing to distribute their securities through such underwriting shall (together with the Company as provided in Section 2.4(e)) enter into an underwriting agreement in customary form with the underwriter(s) selected for such underwriting; provided, however, that no Holder (or any of their assignees) shall be required to make any representations, warranties or indemnities, or provide any information or documentation, except as such representations, warranties, indemnitees, information or documentation relate to such Holder’s ownership of shares and authority to enter into the underwriting agreement and to such Holder’s intended method of distribution, and the liability of such Holder shall be several and not joint, and limited to an amount equal to the net proceeds from the offering received by such Holder. Notwithstanding any other provision of this Section 2.3, if the managing underwriter(s) advise(s) the Initiating Holders in writing that marketing factors require a limitation on the number of shares to be underwritten, then the Initiating Holders shall so advise all Holders of Registrable Securities that otherwise would be underwritten pursuant hereto, and the number of Registrable Securities that may be included in the underwriting shall be allocated among such Holders of Registrable Securities, including the Initiating Holders, in proportion (as nearly as practicable) to the number of Registrable Securities owned by each Holder or in such other proportion as shall mutually be agreed to by all such selling Holders; provided, however, that the number of Registrable Securities held by the Holders to be included in such underwriting shall not be reduced unless all other securities are first entirely excluded from the underwriting. To facilitate the allocation of shares in accordance with the above provisions, the Company or the underwriters may round the number of shares allocated to any Holder to the nearest one hundred (100) shares.

(b)    In connection with any offering involving an underwriting of shares of the Company’s capital stock pursuant to Section 2.2, the Company shall not be required to include any of the Holders’ Registrable Securities in such underwriting unless the Holders seeking to sell Registrable Securities in such offering accept the terms of the underwriting as agreed upon between the Company and its underwriters, and then only in such quantity as the underwriters in their sole discretion determine will not jeopardize the success of the offering by the Company. If the total number of securities, including Registrable Securities, requested by stockholders to be included in such offering exceeds the number of securities to be sold (other than by the Company) that the underwriters in their reasonable discretion determine is compatible with the success of the offering, then the Company shall be required to include in the offering only that number of such securities, including Registrable Securities, which the underwriters and the Company in their sole discretion determine will not jeopardize the success of the offering. If the underwriters determine that less than all of the Registrable Securities requested to be registered can be included in such offering, then the Registrable Securities that are included in such offering shall be allocated among the selling Holders in proportion (as nearly as practicable to) the number of Registrable Securities owned by each selling Holder or in such other proportions as shall mutually be agreed to by all such selling Holders. To facilitate the allocation of shares in accordance with the above provisions, the Company or the underwriters may round the number of shares allocated to any Holder to the nearest one hundred (100) shares. Notwithstanding the foregoing, in no event shall (i) the number of Registrable Securities included in the offering be reduced unless all other securities (other than securities to be sold by the Company) are first entirely excluded from the offering, or (ii) the number of Registrable Securities included in the offering be reduced below twenty percent (20%) of the total number of securities included in such offering, unless such offering is the IPO, in which case the selling Holders may be excluded further if the underwriters make the determination described above and no other stockholder’s securities are included in such offering. For purposes of the provision in this Section 2.3(b) concerning apportionment, for any selling Holder that is a partnership, limited liability company, or corporation, the partners, members, retired partners, retired members, stockholders, and Affiliates of such Holder, or the estates and Immediate Family Members of any such partners, retired partners, members, and retired members and any trusts for the benefit of any of the foregoing Persons, shall be deemed to be a single “selling Holder,” and any pro rata reduction with respect to such “selling Holder” shall be based upon the aggregate number of Registrable Securities owned by all Persons included in such “selling Holder,” as defined in this sentence.

(c)    For purposes of Section 2.1, a registration shall not be counted as “effected” if, as a result of an exercise of the underwriter’s cutback provisions in Section 2.3(a), fewer than fifty percent (50%) of the total number of Registrable Securities that Holders have requested to be included in such registration statement are actually included.

2.4    Obligations of the Company. Whenever required under this Section 2 to effect the registration of any Registrable Securities, the Company shall, as expeditiously as reasonably possible:

(a)    prepare and file with the SEC a registration statement with respect to such Registrable Securities and use its commercially reasonable efforts to cause such registration statement to become effective and, upon the request of the Holders of a majority of the Registrable Securities registered thereunder, keep such registration statement effective for a period of up to one hundred twenty (120) days or, if earlier, until the distribution contemplated in the registration statement has been completed; provided, however, that (i) such one hundred twenty (120) day period shall be extended for a period of time equal to the period the Holder refrains, at the request of an underwriter of Common Stock (or other securities) of the Company, from selling any securities included in such registration, and (ii) in the case of any registration of Registrable Securities on Form S-3 that are intended to be offered on a continuous or delayed basis, subject to compliance with applicable SEC rules, such one hundred twenty (120) day period shall be extended for up to ninety (90) days, if necessary, to keep the registration statement effective until all such Registrable Securities are sold;

(b)    prepare and file with the SEC such amendments and supplements to such registration statement, and the prospectus used in connection with such registration statement, as may be necessary to comply with the Securities Act in order to enable the disposition of all securities covered by such registration statement;

(c)    furnish to the selling Holders such numbers of copies of a prospectus, including a preliminary prospectus, as required by the Securities Act, and such other documents as the Holders may reasonably request in order to facilitate their disposition of their Registrable Securities;

(d)    use its commercially reasonable efforts to register and qualify the securities covered by such registration statement under such other securities or blue-sky laws of such jurisdictions as shall be reasonably requested by the selling Holders; provided that the Company shall not be required to qualify to do business or to file a general consent to service of process in any such states or jurisdictions, unless the Company is already subject to service in such jurisdiction and except as may be required by the Securities Act;

(e)    in the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the underwriter(s) of such offering;

(f)    use its commercially reasonable efforts to cause all such Registrable Securities covered by such registration statement to be listed on a national securities exchange or trading system and each securities exchange and trading system (if any) on which similar securities issued by the Company are then listed;

(g)    provide a transfer agent and registrar for all Registrable Securities registered pursuant to this Agreement and provide a CUSIP number for all such Registrable Securities, in each case not later than the effective date of such registration;

(h)    promptly make available for inspection by the selling Holders, any managing underwriter(s) participating in any disposition pursuant to such registration statement, and any attorney or accountant or other agent retained by any such underwriter or selected by the selling Holders, all financial and other records, pertinent corporate documents, and properties of the Company, and cause the Company’s officers, directors, employees, and independent accountants to supply all information reasonably requested by any such seller, underwriter, attorney, accountant, or agent, in each case, as necessary or advisable to verify the accuracy of the information in such registration statement and to conduct appropriate due diligence in connection therewith;

(i)    notify each selling Holder, promptly after the Company receives notice thereof, of the time when such registration statement has been declared effective or a supplement to any prospectus forming a part of such registration statement has been filed; and

(j)    after such registration statement becomes effective, notify each selling Holder of any request by the SEC that the Company amend or supplement such registration statement or prospectus.

In addition, the Company shall ensure that, at all times after any registration statement covering a public offering of securities of the Company under the Securities Act shall have become effective, its insider trading policy shall provide that the Company’s directors may implement a trading program under Rule 10b5-1 of the Exchange Act.

2.5    Furnish Information. It shall be a condition precedent to the obligations of the Company to take any action pursuant to this Section 2 with respect to the Registrable Securities of any selling Holder that such Holder shall furnish to the Company such information regarding itself, the Registrable Securities held by it, and the intended method of disposition of such securities as is reasonably required to effect the registration of such Holder’s Registrable Securities; provided, however, that the failure of any Holder to provide such information shall not result in any liability or consequence for such Holder other than the inability to participate in the applicable registration.

2.6    Expenses of Registration. All expenses (other than Selling Expenses) incurred in connection with registrations, filings, or qualifications pursuant to Section 2, including all registration, filing, and qualification fees; printers’ and accounting fees; fees and disbursements of counsel for the Company; and the reasonable fees and disbursements, not to exceed $50,000, of one counsel for the selling Holders selected by Holders of a majority of the Registrable Securities to be registered (“Selling Holder Counsel”), shall be borne and paid by the Company; provided, however, that the Company shall not be required to pay for any expenses of any registration proceeding begun pursuant to Section 2.1 if the registration request is subsequently withdrawn at the request of the Holders of a majority of the Registrable Securities to be registered (in which case all selling Holders shall bear such expenses pro rata based upon the number of Registrable Securities that were to be included in the withdrawn registration), unless the Holders of a majority of the Registrable Securities agree to forfeit their right to one registration pursuant to Sections 2.1(a) or 2.1(b), as the case may be; provided further that if, at the time of such withdrawal, the Holders shall have learned of a material adverse change in the condition, business, or prospects of the Company from that known to the Holders at the time of their request and have withdrawn the request with reasonable promptness after learning of such information then the

Holders shall not be required to pay any of such expenses and shall not forfeit their right to one registration pursuant to Sections 2.1(a) or 2.1(b). All Selling Expenses relating to Registrable Securities registered pursuant to this Section 2 (other than fees and disbursements of counsel to any Holder, other than the Selling Holder Counsel, which shall be borne solely by the Holder engaging such counsel) shall be borne and paid by the Holders pro rata on the basis of the number of Registrable Securities registered on their behalf.

2.7    Delay of Registration. No Holder shall have any right to obtain or seek an injunction restraining or otherwise delaying any registration pursuant to this Agreement as the result of any controversy that might arise with respect to the interpretation or implementation of this Section 2.

2.8    Indemnification. If any Registrable Securities are included in a registration statement under this Section 2:

(a)    To the extent permitted by law, the Company will indemnify and hold harmless each selling Holder, and the partners, members, officers, directors, and stockholders of each such Holder; legal counsel and accountants for each such Holder; any underwriter (as defined in the Securities Act) for each such Holder; and each Person, if any, who controls such Holder or underwriter within the meaning of the Securities Act or the Exchange Act, against any Damages, and the Company will pay to each such Holder, underwriter, controlling Person, or other aforementioned Person any legal or other expenses reasonably incurred thereby in connection with investigating or defending any claim or proceeding from which Damages may result, as such expenses are incurred; provided, however, that the indemnity agreement contained in this Section 2.8(a) shall not apply to amounts paid in settlement of any such claim or proceeding if such settlement is effected without the consent of the Company, which consent shall not be unreasonably withheld, nor shall the Company be liable for any Damages to the extent that they arise out of or are based upon actions or omissions made in reliance upon and in conformity with written information furnished by or on behalf of any such Holder, underwriter, controlling Person, or other aforementioned Person expressly for use in connection with such registration except to the extent such information has been corrected in a subsequent writing prior to or concurrently with the sale of Registrable Securities to the Person asserting the claim.

(b)    To the extent permitted by law, each selling Holder, severally and not jointly, will indemnify and hold harmless the Company, and each of its directors, each of its officers who has signed the registration statement, each Person (if any), who controls the Company within the meaning of the Securities Act, legal counsel and accountants for the Company, any underwriter (as defined in the Securities Act), any other Holder selling securities in such registration statement, and any controlling Person of any such underwriter or other Holder, against any Damages, in each case only to the extent that such Damages arise out of or are based upon actions or omissions made in reliance upon and in conformity with written information furnished by or on behalf of such selling Holder expressly for use in connection with such registration and has not been corrected in a subsequent writing prior to or concurrently with the sale of Registrable Securities to the Person asserting the claim; and each such selling Holder will pay to the Company and each other aforementioned Person any legal or other expenses reasonably incurred thereby in connection with investigating or defending any claim or proceeding from which Damages may result, as such expenses are incurred; provided, however, that the indemnity agreement contained in this Section 2.8(b) shall not apply to amounts paid in settlement of any such claim or proceeding if such settlement is effected without the consent of the Holder, which consent shall not be unreasonably withheld; and provided further that in no event shall the aggregate amounts payable by any Holder by way of indemnity or contribution under Section 2.8(b) and 2.8(d) exceed the proceeds from the offering received by such Holder (net of any Selling Expenses paid by such Holder), except in the case of fraud or willful misconduct by such Holder.

(c)    Promptly after receipt by an indemnified party under this Section 2.8 of notice of the commencement of any action (including any governmental action) for which a party may be entitled to indemnification hereunder, such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under this Section 2.8, give the indemnifying party notice of the commencement thereof. The indemnifying party shall have the right to participate in such action and, to the extent the indemnifying party so desires, participate jointly with any other indemnifying party to which notice has been given, and to assume the defense thereof with counsel mutually satisfactory to the parties; provided, however, that an indemnified party (together with all other indemnified parties that may be represented without conflict by one counsel) shall have the right to retain one separate counsel, with the fees and expenses to be paid by the indemnifying party, if representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential differing interests between such indemnified party and any other party represented by such counsel in such action. The failure to give notice to the indemnifying party within a reasonable time of the commencement of any such action shall relieve such indemnifying party of any liability to the indemnified party under this Section 2.8, only to the extent that such failure materially prejudices the indemnifying party’s ability to defend such action. The failure to give notice to the indemnifying party will not relieve it of any liability that it may have to any indemnified party otherwise than under this Section 2.8.

(d)    To provide for just and equitable contribution to joint liability under the Securities Act in any case in which either: (i) any party otherwise entitled to indemnification hereunder makes a claim for indemnification pursuant to this Section 2.8 but it is judicially determined (by the entry of a final judgment or decree by a court of competent jurisdiction and the expiration of time to appeal or the denial of the last right of appeal) that such indemnification may not be enforced in such case, notwithstanding the fact that this Section 2.8 provides for indemnification in such case, or (ii) contribution under the Securities Act may be required on the part of any party hereto for which indemnification is provided under this Section 2.8, then, and in each such case, such parties will contribute to the aggregate losses, claims, damages, liabilities, or expenses to which they may be subject (after contribution from others) in such proportion as is appropriate to reflect the relative fault of each of the indemnifying party and the indemnified party in connection with the statements, omissions, or other actions that resulted in such loss, claim, damage, liability, or expense, as well as to reflect any other relevant equitable considerations. The relative fault of the indemnifying party and of the indemnified party shall be determined by reference to, among other things, whether the untrue or allegedly untrue statement of a material fact, or the omission or alleged omission of a material fact, relates to information supplied by the indemnifying party or by the indemnified party and the parties’ relative intent, knowledge, access to information, and opportunity to correct or prevent such statement or omission; provided, however, that, in any such case (x) no Holder will be required to contribute any amount in excess of the public offering price of all such Registrable Securities offered and sold by such Holder pursuant to such registration statement, and (y) no Person guilty of fraudulent misrepresentation

(within the meaning of Section 11(f) of the Securities Act) will be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation; and provided further that in no event shall a Holder’s liability pursuant to this Section 2.8(d), when combined with the amounts paid or payable by such Holder pursuant to Section 2.8(b), exceed the proceeds from the offering received by such Holder (net of any Selling Expenses paid by such Holder), except in the case of willful misconduct or fraud by such Holder.

(e)    Notwithstanding the foregoing, to the extent that the provisions on indemnification and contribution contained in the underwriting agreement entered into in connection with the underwritten public offering are in conflict with the foregoing provisions, the provisions in the underwriting agreement shall control; provided, however, that any matter expressly provided for or addressed by the foregoing provisions that is not expressly provided for or addressed by the underwriting agreement shall be controlled by the foregoing provisions.

(f)    Unless otherwise superseded by an underwriting agreement entered into in connection with the underwritten public offering, the obligations of the Company and Holders under this Section 2.8 shall survive the completion of any offering of Registrable Securities in a registration under this Section 2, and otherwise shall survive the termination of this Agreement or any provision(s) of this Agreement.

2.9    Reports Under Exchange Act. With a view to making available to the Holders the benefits of SEC Rule 144 and any other rule or regulation of the SEC that may at any time permit a Holder to sell securities of the Company to the public without registration or pursuant to a registration on Form S-3, the Company shall:

(a)    make and keep available adequate current public information, as those terms are understood and defined in SEC Rule 144, at all times after the effective date of the registration statement filed by the Company for the IPO;

(b)    use commercially reasonable efforts to file with the SEC in a timely manner all reports and other documents required of the Company under the Securities Act and the Exchange Act (at any time after the Company has become subject to such reporting requirements); and

(c)    furnish to any Holder, so long as the Holder owns any Registrable Securities, forthwith upon request (i) to the extent accurate, a written statement by the Company that it has complied with the reporting requirements of SEC Rule 144 (at any time after ninety (90) days after the effective date of the registration statement filed by the Company for the IPO), the Securities Act, and the Exchange Act (at any time after the Company has become subject to such reporting requirements), or that it qualifies as a registrant whose securities may be resold pursuant to Form S-3 (at any time after the Company so qualifies); (ii) a copy of the most recent annual or quarterly report of the Company and such other reports and documents so filed by the Company; and (iii) such other information as may be reasonably requested in availing any Holder of any rule or regulation of the SEC that permits the selling of any such securities without registration (at any time after the Company has become subject to the reporting requirements under the Exchange Act) or pursuant to Form S-3 (at any time after the Company so qualifies to use such form).

2.10    Limitations on Subsequent Registration Rights. From and after the date of this Agreement, the Company shall not, without the prior written consent of the Holders of at least a majority of the Registrable Securities then outstanding, enter into any agreement with any holder or prospective holder of any securities of the Company that would (i) provide to such holder or prospective holder the right to include securities in any registration on other than either a pro rata basis with respect to the Registrable Securities or on a subordinate basis after all Holders have had the opportunity to include in the registration and offering all shares of Registrable Securities that they wish to so include; or (ii) allow such holder or prospective holder to initiate a demand for registration of any securities held by such holder or prospective holder; provided that this limitation shall not apply to Registrable Securities acquired by any additional Investor that becomes a party to this Agreement in accordance with Section 6.9.

2.11    “Market Stand-off’ Agreement. Each Holder hereby agrees that, upon the request of the managing underwriter for the IPO, it will not, without the prior written consent of such managing underwriter, during the period commencing on the date of the final prospectus relating to the IPO, and ending on the date specified by the Company and such managing underwriter (such period not to exceed one hundred eighty (180) days, or such other period as may be requested by the Company or an underwriter to accommodate regulatory restrictions on (1) the publication or other distribution of research reports and (2) analyst recommendations and opinions, including, but not limited to, the restrictions contained in applicable FINRA rules, or any successor provisions or amendments thereto), (i) lend; offer; pledge; sell; contract to sell; sell any option or contract to purchase; purchase any option or contract to sell; grant any option, right, or warrant to purchase; or otherwise transfer or dispose of, directly or indirectly, any shares of Common Stock or any securities convertible into or exercisable or exchangeable (directly or indirectly) for Common Stock held immediately before the effective date of the registration statement for such offering or (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of such securities, whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of Common Stock or other securities, in cash, or otherwise. The foregoing provisions of this Section 2.11 shall apply only to the IPO, shall not apply to (a) the sale of any shares of Common Stock (x) purchased by the Holder in connection with the IPO, whether or not pursuant to an underwriting agreement, a private placement that is concurrent with the IPO, or otherwise, or (y) acquired in the open market at any time after the IPO; (b) the sale of any shares to an underwriter pursuant to an underwriting agreement; or (c) the transfer of any shares to any trust for the direct or indirect benefit of the Holder or the immediate family of the Holder, provided that the trustee of the trust agrees to be bound in writing by the restrictions set forth herein, and provided further that any such transfer shall not involve a disposition for value, and shall be applicable to the Holders only if all officers and directors are subject to the same restrictions and the Company uses commercially reasonable efforts to obtain a similar agreement from all stockholders individually owning more than one percent (1%) of the Company’s outstanding Common Stock (after giving effect to conversion into Common Stock of all outstanding Preferred Stock). The underwriters in connection with such registration are intended third-party beneficiaries of this Section 2.11 and shall have the right, power and authority to enforce the provisions hereof as though they were a party hereto. Each Holder further agrees to execute such agreements as may be reasonably requested by the underwriters in connection with such registration that are consistent with this Section 2.11. Any discretionary waiver or termination of the restrictions of any or all of such agreements and similar agreements by the Company or the underwriters shall apply pro rata to all Company stockholders that are subject to such agreements, based on the number of shares subject to such agreements and similar agreements.

2.12    Restrictions on Transfer.

(a)    The Preferred Stock and the Registrable Securities, shall not be sold, pledged, or otherwise transferred, and the Company shall not recognize and shall issue stop-transfer instructions to its transfer agent with respect to any such sale, pledge, or transfer, except upon the conditions specified in this Agreement, which conditions are intended to ensure compliance with the provisions of the Securities Act. A transferring Holder will cause any proposed purchaser, pledgee, or transferee of the Preferred Stock and the Registrable Securities held by such Holder to agree to take and hold such securities subject to the provisions and upon the conditions specified in this Agreement. Notwithstanding the foregoing, the Company shall not require any transferee of shares pursuant to an effective registration statement or, following the IPO, SEC Rule 144, in each case, to be bound by the terms of this Agreement.

(b)    Each certificate, instrument, or book entry representing (i) the Preferred Stock, (ii) the Registrable Securities, and (iii) any other securities issued in respect of the securities referenced in clauses (i) and (ii), upon any stock split, stock dividend, recapitalization, merger, consolidation, or similar event, shall (unless otherwise permitted by the provisions of Section 2.12(c)) be notated with a legend substantially in the following form:

THE SECURITIES REPRESENTED HEREBY HAVE BEEN ACQUIRED FOR INVESTMENT AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933. SUCH SHARES MAY NOT BE SOLD, PLEDGED, OR TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR A VALID EXEMPTION FROM THE REGISTRATION AND PROSPECTUS DELIVERY REQUIREMENTS OF SAID ACT.

THE SECURITIES REPRESENTED HEREBY MAY BE TRANSFERRED ONLY IN ACCORDANCE WITH THE TERMS OF AN AGREEMENT BETWEEN THE COMPANY AND THE STOCKHOLDER, A COPY OF WHICH IS ON FILE WITH THE SECRETARY OF THE COMPANY.

The Holders consent to the Company making a notation in its records and giving instructions to any transfer agent of the Restricted Securities in order to implement the restrictions on transfer set forth in this Section 2.12.

(c)    The holder of such Restricted Securities, by acceptance of ownership thereof, agrees to comply in all respects with the provisions of this Section 2. Before any proposed sale, pledge, or transfer of any Restricted Securities, unless there is in effect a registration statement under the Securities Act covering the proposed transaction or following the IPO, the transfer is made pursuant to SEC Rule 144, the Holder thereof shall give notice to the Company of such Holder’s intention to effect such sale, pledge, or transfer, provided that no such notice shall be required if the intended sale, pledge or transfer complies with SEC Rule 144. Each such notice shall describe the manner and circumstances of the proposed sale, pledge, or transfer in sufficient detail and, if reasonably requested by the Company, shall be accompanied at such Holder’s expense by either (i) a written opinion of legal counsel who shall, and whose legal opinion shall, be reasonably satisfactory to the Company, addressed to the Company, to the effect that the proposed transaction may be effected without registration under the Securities Act; (ii) a “no action” letter from the SEC to the effect that the proposed sale, pledge, or transfer of such Restricted Securities without registration will not result in a recommendation by the staff of the SEC that action be taken with respect thereto; or (iii) any other evidence reasonably satisfactory to counsel to the Company to the effect that the proposed sale, pledge, or transfer of the Restricted Securities may be effected without registration under the Securities Act, whereupon the Holder of such Restricted Securities shall be entitled to sell, pledge, or transfer such Restricted Securities in accordance with the terms of the notice given by the Holder to the Company. The Company will not require such a notice, legal opinion or “no action” letter (x) in any transaction in compliance with SEC Rule 144; or (y) in any transaction in which such Holder distributes Restricted Securities to an Affiliate of such Holder for no consideration; provided that with respect to transfers under the foregoing clause (y), each transferee agrees in writing to be subject to the terms of this Section 2.12. Each certificate, instrument, or book entry representing the Restricted Securities transferred as above provided shall be notated with, except if such transfer is made pursuant to SEC Rule 144, the appropriate restrictive legend set forth in Section 2.12(b), except that such certificate instrument, or book entry shall not be notated with such restrictive legend if, in the opinion of counsel for such Holder and the Company, such legend is not required in order to establish compliance with any provisions of the Securities Act. Upon the request of any Holder, the Company shall remove the Securities Act portion of the legend set forth above from the certificate or certificates for such Restricted Securities; provided, that such Restricted Securities are eligible (as reasonably determined by the Company) for sale pursuant to Rule 144 (or any similar rule or rules then in effect) under the Securities Act.

2.13    Termination of Registration Rights. The right of any Holder to request registration or inclusion of Registrable Securities in any registration pursuant to Sections 2.1 or 2.2 shall terminate upon the earliest to occur of:

(a)    the closing of a Deemed Liquidation Event, as such term is defined in the Restated Certificate, in which the consideration received by the Investors in such Deemed Liquidation Event is in the form of cash and/or publicly traded securities, or if the Investors receive registration rights from the acquiring company or other successor to the Company reasonably comparable to those set forth in this Section 2;

(b)    with respect to a Holder that then holds less than one percent (1%) of the Company’s outstanding shares of capital stock, such time after consummation of the IPO as a SEC Rule 144 or another similar exemption under the Securities Act is available for the sale of all of such Holder’s shares without limitation, during a three (3)-month period without registration; or

(c)    the third (3rd) anniversary of the IPO (or such later date that is one hundred eighty (180) days following the expiration of all deferrals of the Company’s obligations pursuant to Section 2 that remain in effect as of the third (3rd) anniversary of the consummation of the IPO).

3.    Information and Observer Rights.

3.1    Delivery of Financial Statements. The Company shall deliver to (i) each Major Investor and (ii) the Founder Observer, provided that the Board of Directors has not reasonably determined that such Major Investor or Founder Observer is a Competitor of the Company:

(a)    as soon as practicable, but in any event within one hundred twenty (120) days after the end of each fiscal year of the Company (i) a balance sheet as of the end of such year, (ii) statements of income and of cash flows for such year, and a comparison between (x) the actual amounts as of and for such fiscal year and (y) the comparable amounts for the prior year and as included in the Budget (as defined in Section 3.1(e)) for such year, with an explanation of any material differences between such amounts and a schedule as to the sources and applications of funds for such year, and (iii) a statement of stockholders’ equity as of the end of such year, all such financial statements audited and certified by independent public accountants of regionally recognized standing selected by the Board of Directors;

(b)    as soon as practicable, but in any event within forty-five (45) days after the end of each quarter of each fiscal year of the Company, unaudited statements of income and cash flows for such fiscal quarter, and an unaudited balance sheet and a statement of stockholders’ equity as of the end of such fiscal quarter, all prepared in accordance with GAAP (except that such financial statements may (i) be subject to normal year-end audit adjustments; and (ii) not contain all notes thereto that may be required in accordance with GAAP) , and an instrument executed by the chief financial officer and chief executive officer of the Company certifying that such financial statements were prepared in accordance with GAAP consistently applied with prior practice for earlier periods (except that such financial statements may (i) be subject to normal year-end audit adjustments and (ii) not contain all notes thereto that may be required in accordance with GAAP) and fairly present the financial condition of the company and its results of operation for the periods specified therein;

(c)    as soon as practicable, but in any event within forty-five (45) days after the end of the first three (3) quarter of each fiscal year of the Company, a statement showing the number of shares of each class and series of capital stock and securities convertible into or exercisable for shares of capital stock outstanding at the end of the period, the Common Stock issuable upon conversion or exercise of any outstanding securities convertible or exercisable for Common Stock and the exchange ratio or exercise price applicable thereto, and the number of shares of issued stock options and stock options not yet issued but reserved for issuance, if any, all in sufficient detail as to permit the Major Investors to calculate their respective percentage equity ownership in the Company;

(d)    as soon as practicable, but in any event within thirty (30) days after the end of each month, an unaudited income statement and statement of cash flow for such month, and an unaudited balance sheet as of the end of such month, all prepared in accordance with GAAP (except that such financial statements may (i) be subject to normal year-end audit adjustments and (ii) not contain all notes thereto that may be required in accordance with GAAP);

(e)    as soon as practicable, but in any event thirty (30) days before the end of each fiscal year, a budget and business plan for the next fiscal year, prepared on a monthly basis,

including balance sheets, income statements, and statements of cash flow for such months and, promptly after prepared, any other budgets or revised budgets prepared by the Company (such budget and business plan that is approved by the Board of Directors, is collectively referred to herein as the “Budget”); and

(f)    such other information relating to the financial condition, business, prospects, or corporate affairs of the Company as any Major Investor or the Founder Observer may from time to time reasonably request; provided, however, that the Company shall not be obligated under this Section 3.1 to provide information (i) that the Company reasonably determines in good faith to be a trade secret or confidential information (unless covered by an enforceable confidentiality agreement, in a form reasonably acceptable to the Company, including Section 3.5 hereof); or (ii) the disclosure of which would adversely affect the attorney-client privilege between the Company and its counsel.

If, for any period, the Company has any subsidiary whose accounts are consolidated with those of the Company, then in respect of such period the financial statements delivered pursuant to the foregoing sections shall be the consolidated and consolidating financial statements of the Company and all such consolidated subsidiaries.

Notwithstanding anything else in this Section 3.1 to the contrary, the Company may cease providing the information set forth in this Section 3.1 during the period starting with the date sixty (60) days before the Company’s good-faith estimate of the date of filing of a registration statement if it reasonably concludes it must do so to comply with the SEC rules applicable to such registration statement and related offering; provided that the Company’s covenants under this Section 3.1 shall be reinstated at such time as the Company is no longer actively employing its commercially reasonable efforts to cause such registration statement to become effective.

3.2    Inspection. The Company shall permit each Major Investor and the Founder Observer (provided that the Board of Directors has not reasonably determined that such Major Investor or Founder Observer is a Competitor of the Company), at such Major Investor’s expense or at the expense of the Founders, as applicable, to visit and inspect the Company’s properties; examine its books of account and records; and discuss the Company’s affairs, finances, and accounts with its officers, during normal business hours of the Company as may be reasonably requested by the Major Investor or Founder Observer; provided, however, that the Company shall not be obligated pursuant to this Section 3.2 to provide access to any information that it reasonably and in good faith considers to be a trade secret or confidential information (unless covered by an enforceable confidentiality agreement, in a form reasonably acceptable to the Company, including Section 3.5 hereof) or the disclosure of which would adversely affect the attorney-client privilege between the Company and its counsel.

3.3    Observer Rights.

(a)    As long as RA Capital owns not less than twenty-five percent (25%) of the shares of Preferred Stock it owns on the date hereof (or an equivalent amount of Common Stock issued upon conversion thereof), the Company shall invite a representative of RA Capital to attend all meetings of the Board of Directors in a nonvoting observer capacity and, in this respect, shall give such representative copies of all notices, minutes, consents, and other materials that it provides to its directors at the same time and in the same manner as provided to such directors; provided, however, that such representative shall agree to hold in confidence all information so provided; and provided further, that the Company reserves the right to withhold any information and to exclude such representative from any meeting or portion thereof if (1) access to such information or attendance at such meeting could, upon consultation with counsel, adversely affect the attorney-client privilege between the Company and its counsel or result in disclosure of trade secrets or a conflict of interest or (2) such representative is a Competitor of the Company, provided that, for purposes of clause (2), a representative shall not be deemed to be a Competitor solely because such representative is either a member or observer of the board of directors of a company that is a Competitor.

(b)    As long as OSI owns not less than twenty-five percent (25%) of the shares of Preferred Stock it owns on the date hereof (or an equivalent amount of Common Stock issued upon conversion thereof), the Company shall invite a representative of OSI to attend all meetings of the Board of Directors in a nonvoting observer capacity and, in this respect, shall give such representative copies of all notices, minutes, consents, and other materials that it provides to its directors at the same time and in the same manner as provided to such directors; provided, however, that such representative shall agree to hold in confidence all information so provided; and provided further, that the Company reserves the right to withhold any information and to exclude such representative from any meeting or portion thereof if (1) access to such information or attendance at such meeting could, upon consultation with counsel, adversely affect the attorney-client privilege between the Company and its counsel or result in disclosure of trade secrets or a conflict of interest, or (2) if such representative is a Competitor of the Company, provided that, for purposes of clause (2), a representative shall not be deemed to be a Competitor solely because such representative is either a member or observer of the board of directors of a company that is a Competitor.

(c)    As long as the Founders collectively own not less than twenty-five percent (25%) of the shares of capital stock of the Company held by the Founders on the date hereof, the Company shall invite a representative of the Founders (the “Founder Observer”) to attend all meetings of the Board of Directors in a nonvoting observer capacity and, in this respect, shall give such representative copies of all notices, minutes, consents, and other materials that it provides to its directors at the same time and in the same manner as provided to such directors; provided, however, that such representative shall agree to hold in confidence all information so provided (with the exception that the Founder Observer shall be permitted to discuss such information in a summary fashion with the Founders); and provided further, that the Company reserves the right to withhold any information and to exclude such representative from any meeting or portion thereof if access to such information or attendance at such meeting could adversely affect the attorney-client privilege between the Company and its counsel or result in disclosure of trade secrets or a conflict of interest, or if such Founders or its representative is a Competitor of the Company.

3.4    Termination of Information and Observer Rights. The covenants set forth in Section 3.1, Section 3.2, and Section 3.3 shall terminate and be of no further force or effect (i) immediately before the consummation of a Qualified IPO (as defined in the Restated Certificate), (ii) when the Company first becomes subject to the periodic reporting requirements of Section 12(g) or 15(d) of the Exchange Act, or (iii) upon the closing of a Deemed Liquidation

Event, as such term is defined in the Restated Certificate, whichever event occurs first; provided, that, with respect to clause (iii), the covenants set forth in this Section 3.1 shall only terminate if the consideration received by the Investors in such Deemed Liquidation Event is in the form of cash and/or publicly traded securities or if the Investors receive financial information from the acquiring company or other successor to the Company comparable to those set forth in Section 3.1.

3.5    Confidentiality. Each Investor, Founder and Key Holder agrees that such Investor, Founder and Key Holder will keep confidential and will not disclose, divulge, or use for any purpose (other than to monitor, manage or make decisions with respect to its investment in the Company and/or in connection with evaluating investment opportunities in the ordinary course of business) any confidential information obtained from the Company pursuant to the terms of this Agreement (including notice of the Company’s intention to file a registration statement), unless such confidential information (a) is known or becomes known to the public in general (other than as a result of a breach of this Section 3.5 by such Investor, Founder or Key Holder),(b) is or has been independently developed or conceived by such Investor, Founder or Key Holder without use of the Company’s confidential information, or (c) is or has been made known or disclosed to such Investor, Founder or Key Holder by a third party without a breach of any obligation of confidentiality such third party may have to the Company; provided, however, that an Investor, Founder or Key Holder may disclose confidential information (i) to its and its Affiliates’ respective attorneys, accountants, consultants, and other professionals to the extent reasonably necessary to obtain their services in connection with monitoring, managing and making decisions with respect to its investment in the Company; (ii) to any prospective purchaser of any securities from such Investor, Founder or Key Holder, if such prospective purchaser agrees to be bound by the provisions of this Section 3.5; (iii) to any existing or prospective Affiliate, partner, member, stockholder, or wholly owned subsidiary of such Investor in the ordinary course of business, provided that such Investor informs such Person that such information is confidential and directs such Person to maintain the confidentiality of such information; or (iv) as may otherwise be required by law, regulation, rule, court order or subpoena, provided that such Investor, Founder or Key Holder promptly notifies the Company of such disclosure and takes reasonable steps to minimize the extent of any such required disclosure.

4.    Rights to Future Stock Issuances.

4.1    Right of First Offer. Subject to the terms and conditions of this Section 4.1 and applicable securities laws, if the Company proposes to offer or sell any New Securities, the Company shall first offer such New Securities to each Rights Holder. A Rights Holder who is an Investor shall be entitled to apportion the right of first offer hereby granted to it in such proportions as it deems appropriate, among (i) itself and (ii) its Affiliates; provided that each such Affiliate (x) is not a Competitor, unless such party’s purchase of New Securities is otherwise unanimously consented to by the Board of Directors, (y) agrees to enter into this Agreement and each of the Amended and Restated Voting Agreement and the Amended and Restated Right of First Refusal and Co-Sale Agreement, each of even date herewith among the Company, the Investors and the other parties named therein, as an “Investor” under each such agreement (provided that any Competitor shall not be entitled to any rights as a Major Investor or Rights Holder, as applicable under Sections 3.1, 3.2 and 4.1 hereof), and (z) agrees to purchase at least such number of New Securities as are allocable hereunder to the Rights Holder holding the fewest number of shares of Common Stock, Preferred Stock and any other Derivative Securities.

(a)    The Company shall give notice (the “Offer Notice”) to each Rights Holder, stating (i) its bona fide intention to offer such New Securities, (ii) the number of such New Securities to be offered, and (iii) the price and terms, if any, upon which it proposes to offer such New Securities.

(b)    By notification to the Company within twenty (20) days after the Offer Notice is given, each Rights Holder may elect to purchase or otherwise acquire, at the price and on the terms specified in the Offer Notice, up to that portion of such New Securities which equals the proportion that the Common Stock then held by such Rights Holder (including all shares of Common Stock then issuable (directly or indirectly) upon conversion and/or exercise, as applicable, of the Preferred Stock and any other Derivative Securities then held by such Rights Holder) bears to the total Common Stock of the Company then outstanding (assuming full conversion and/or exercise, as applicable, of all Preferred Stock and any other Derivative Securities then outstanding); provided, however, that the maximum dollar amount of New Securities that may be purchased by a Key Holder in connection with such offering shall not exceed $250,000 without the consent of the Board of Directors, including the Requisite Preferred Directors. At the expiration of such twenty (20) day period, the Company shall promptly notify each Rights Holder that elects to purchase or acquire all the shares available to it (each, a “Fully Exercising Rights Holder”) of any other Rights Holder’s failure to do likewise. During the ten (10) day period commencing after the Company has given such notice, each Fully Exercising Rights Holder may, by giving notice to the Company, elect to purchase or acquire, in addition to the number of shares specified above, up to that portion of the New Securities for which Rights Holders were entitled to subscribe but that were not subscribed for by the Rights Holders which is equal to the proportion that the Common Stock issued and held, or issuable (directly or indirectly) upon conversion and/or exercise, as applicable, of Preferred Stock and any other Derivative Securities then held, by such Fully Exercising Rights Holder bears to the Common Stock issued and held, or issuable (directly or indirectly) upon conversion and/or exercise, as applicable, of the Preferred Stock and any other Derivative Securities then held, by all Fully Exercising Rights Holders who wish to purchase such unsubscribed shares. The closing of any sale pursuant to this Section 4.1(b) shall occur within the later of ninety (90) days of the date that the Offer Notice is given and the date of initial sale of New Securities pursuant to Section 4.1(c).

(c)    If all New Securities referred to in the Offer Notice are not elected to be purchased or acquired as provided in Section 4.1(b), the Company may, during the ninety (90) day period following the expiration of the periods provided in Section 4.1(b), offer and sell the remaining unsubscribed portion of such New Securities to any Person or Persons at a price not less than, and upon terms no more favorable to the offeree than, those specified in the Offer Notice. If the Company does not enter into an agreement for the sale of the New Securities within such period, or if such agreement is not consummated within thirty (30) days of the execution thereof, the right provided hereunder shall be deemed to be revived and such New Securities shall not be offered unless first reoffered to the Major Investors in accordance with this Section 4.1.

(d)    The right of first offer in this Section 4.1 shall not be applicable to (i) Exempted Securities (as defined in the Restated Certificate); (ii) shares of Common Stock issued in the IPO; and (iii) the issuance of shares of Preferred Stock pursuant to the Purchase Agreement.

(e)    Notwithstanding any provision hereof to the contrary, in lieu of complying with the provisions of this Section 4.1, the Company may elect to give notice to the Rights Holders within thirty (30) days after the issuance of New Securities. Such notice shall describe the type, price and terms of the New Securities. Each Rights Holder shall have twenty (20) days from the date notice is given to elect to purchase up to the number of New Securities that would, if purchased by such Rights Holder, maintain such Rights Holder’s percentage ownership position, calculated as set forth in Section 4.1(b) before giving effect to the issuance of such New Securities.

4.2    Termination. The covenants set forth in Section 4.1 shall terminate and be of no further force or effect (i) immediately before the consummation of a Qualified IPO (as defined in the Restated Certificate), or (ii) upon the closing of a Deemed Liquidation Event (as defined in the Restated Certificate) in which the consideration received by the Investors in such Deemed Liquidation Event is in the form of cash and/or publicly traded securities, or if the Investors receive participation rights from the acquiring company or other successor to the Company reasonably comparable to those set forth in this Section 4.

5.    Additional Covenants.

5.1    Insurance. The Company shall maintain its director and officer liability insurance in an amount and on terms and conditions satisfactory to the Board of Directors, including each Preferred Director, and will use commercially reasonable efforts to cause such policy to be maintained until such time as the Board of Directors determines that such insurance should be discontinued. Notwithstanding any other provision of this Section 5.1 to the contrary, for so long as a Preferred Director is serving on the Board of Directors, the Company shall not cease to maintain a Directors and Officers liability insurance policy in an amount of at least $2,000,000 unless approved by each such Preferred Director.

5.2    Employee Agreements. Unless otherwise approved by the Board of Directors, including the Requisite Preferred Directors , the Company will cause (i) each Person now or hereafter employed by it or by any subsidiary (or engaged by the Company or any subsidiary as a consultant/independent contractor) with access to confidential information and/or trade secrets to enter into a nondisclosure, proprietary rights assignment and non-solicitation agreement. In addition, the Company shall not amend, modify, terminate, waive, or otherwise alter, in whole or in part, any of the above-referenced agreements or any restricted stock agreement between the Company and any Key Employee, without the consent of the Board of Directors, including the Requisite Preferred Directors.

5.3    Employee Stock. Unless otherwise approved by the Board of Directors, including the Requisite Preferred Directors, all future employees of the Company who purchase, receive options to purchase, or receive awards of shares of the Company’s capital stock after the date hereof shall be required to execute restricted stock or option agreements, as applicable, providing for (i) vesting of shares over a four (4) year period, with the first twenty-five percent (25%) of such shares vesting following twelve (12) months of continued employment or service, and the remaining shares vesting in equal monthly installments over the following thirty-six (36) months, and (ii) a market stand-off provision substantially similar to that in Section 2.11. Without the prior approval by the Board of Directors, including the Requisite Preferred Directors, the Company shall not amend, modify, terminate, waive or otherwise alter, in whole or in part, any stock purchase, stock restriction or option agreement with any existing or future employee or service provider if such amendment would cause it to be inconsistent with this Section 5.3. In addition, unless otherwise approved by the Board of Directors, including the Requisite Preferred Directors, the Company (x) shall not offer or allow any acceleration of vesting, and (y) shall retain (and not waive) a “right of first refusal” on employee transfers until the Company’s IPO and shall have the right to repurchase unvested shares at cost upon termination of employment of a holder of restricted stock.

5.4    Matters Requiring Preferred Director Approval. During such time or times as the holders of Preferred Stock are entitled to elect a Preferred Director and such seat is filled, the Company hereby covenants and agrees with each of the Investors that it shall not, without approval of the Board of Directors, which approval must include the Requisite Preferred Directors:

(a)    make, or permit any subsidiary to make, any loan or advance to, or own any stock or other securities of, any subsidiary or other corporation, partnership, or other entity unless it is wholly owned by the Company;

(b)    make, or permit any subsidiary to make, any loan or advance to any Person, including, without limitation, any employee or director of the Company or any subsidiary, except advances and similar expenditures in the ordinary course of business or under the terms of an employee stock or option plan approved by the Board of Directors;

(c)    guarantee, directly or indirectly, or permit any subsidiary to guarantee, directly or indirectly, any indebtedness except for trade accounts of the Company or any subsidiary arising in the ordinary course of business;

(d)    implement or change any cash investment policy or make any investment inconsistent with any investment policy approved by the Board of Directors;

(e)    incur any aggregate indebtedness in excess of $250,000 that is not already included in the Budget (as defined in Section 3.1(e)), other than trade credit incurred in the ordinary course of business;

(f)    hire, terminate, or change the compensation of the executive officers, including approving any option grants or stock awards to executive officers;

(g)    change the principal business of the Company, enter new lines of business, or exit the current line of business; or

(h)    take any actions set forth in Article IV, Section B.3.3. of the Restated Certificate.

5.5    Board Matters. Unless otherwise determined by the vote of a majority of the directors then in office (including the Requisite Preferred Directors), the Board of Directors shall meet at least quarterly in accordance with an agreed-upon schedule. The Company shall reimburse the non-employee directors and board observers for all reasonable out-of-pocket travel expenses incurred (consistent with the Company’s travel policy) in connection with attending meetings of the Board of Directors. The Company shall cause to be established, as soon as practicable after such request, and will maintain, an audit and compensation committee, each of which shall consist solely of non-management directors. Each non-employee director shall be entitled in such person’s discretion to be a member of all committees of the Board of Directors.

5.6    Successor Indemnification. If the Company or any of its successors or assignees consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger, then to the extent necessary, the Company shall use commercially reasonable efforts so that the successors and assignees of the Company assume the obligations of the Company with respect to indemnification of members of the Board of Directors as in effect immediately before such transaction, whether such obligations are contained in the Company’s Bylaws, the Restated Certificate, or elsewhere, as the case may be.

5.7    Indemnification Matters. The Company hereby acknowledges that one (1) or more of the Preferred Directors nominated to serve on the Board of Directors by one (1) or more Investors may have certain rights to indemnification, advancement of expenses and/or insurance provided by one (1) or more of the Investors and certain of their Affiliates (collectively, the “Investor Indemnitors”). The Company hereby agrees (a) that it is the indemnitor of first resort (i.e., its obligations to any such Preferred Director are primary and any obligation of the Investor Indemnitors to advance expenses or to provide indemnification for the same expenses or liabilities incurred by such Preferred Director are secondary), (b) that it shall be required to advance the full amount of expenses incurred by such Preferred Director and shall be liable for the full amount of all expenses, judgments, penalties, fines and amounts paid in settlement by or on behalf of any such Preferred Director to the extent legally permitted and as required by the Restated Certificate or Bylaws of the Company (or any agreement between the Company and such Preferred Director), without regard to any rights such Preferred Director may have against the Investor Indemnitors, and, (c) that it irrevocably waives, relinquishes and releases the Investor Indemnitors from any and all claims against the Investor Indemnitors for contribution, subrogation or any other recovery of any kind in respect thereof. The Company further agrees that no advancement or payment by the Investor Indemnitors on behalf of any such Preferred Director with respect to any claim for which such Preferred Director has sought indemnification from the Company shall affect the foregoing and the Investor Indemnitors shall have a right of contribution and/or be subrogated to the extent of such advancement or payment to all of the rights of recovery of such Preferred Director against the Company. The Preferred Directors and the Investor Indemnitors are intended third-party beneficiaries of this Section 5.7 and shall have the right, power and authority to enforce the provisions of this Section 5.7 as though they were a party to this Agreement.

5.8    Right to Conduct Activities. The Company hereby agrees and acknowledges that each Investor that is a professional investment organization or that is engaged in the business of making investments in one or more other portfolio companies (together with their Affiliates, the “VC Fund Investors”), may as such (a) make or hold investments in, or trade in public securities of companies that are or may become engaged in activities that are competitive with the Company’s business, as it is currently conducted or as it may be conducted in the future and (b) review the business plans and related proprietary information of many enterprises, some of which may compete directly or indirectly with the Company’s business (as currently conducted or as currently propose to be conducted). Nothing in this Agreement shall preclude or in any way restrict the Investors from evaluating or purchasing securities, including publicly traded securities, of a particular enterprise, or investing or participating in any particular enterprise whether or not such enterprise has products or services which compete with those of the Company, and the Company hereby agrees that, to the extent permitted under applicable law, no VC Fund Investor shall be liable to the Company for any claim arising out of, or based upon, (i) the investment by any such VC Fund Investor in any entity competitive with the Company, or (ii) actions taken by any partner, officer, employee or other representative of any such VC Fund Investor to assist any such competitive company, whether or not such action was taken as a member of the board of directors of such competitive company or otherwise, and whether or not such action has a detrimental effect on the Company; provided, however, that the foregoing shall not relieve (x) any of the Investors from liability associated with the unauthorized disclosure of the Company’s confidential information obtained pursuant to this Agreement, or (y) any director or officer of the Company from any liability associated with his or her fiduciary duties to the Company. Subject to clauses (x) and (y) above, nothing in this Agreement shall preclude, create an obligation or duty, or in any way restrict the VC Fund Investors from evaluating or purchasing securities, including publicly traded securities, of a particular enterprise, whether or not such enterprise has products or services which compete with those of the Company.

5.9    Side Letters. The Company agrees and covenants that it will promptly notify (and provide a copy to) RA Capital and OSI if it enters into any separate agreements or side letters with any other shareholder of the Company or, to the knowledge of the Company, an affiliate of any such shareholder (other than the Transaction Agreements (as defined in the Purchase Agreement) and employment related agreements in the ordinary course).

5.10    FCPA. The Company covenants that it shall not (and shall not permit any of its subsidiaries or Affiliates or any of its or their respective directors, officers, managers, employees, independent contractors, representatives or agents to) promise, authorize or make any payment to, or otherwise contribute any item of value to, directly or indirectly, to any third party, including any Non-U.S. Official (as such term is defined in the U.S. Foreign Corrupt Practices Act of 1977, as amended (the “FCPA”)), in each case, in violation of the FCPA, the U.K. Bribery Act, or any other applicable anti-bribery or anti-corruption law. The Company further covenants that it shall (and shall cause each of its subsidiaries and Affiliates to) cease all of its or their respective activities, as well as remediate any actions taken by the Company, its subsidiaries or Affiliates, or any of their respective directors, officers, managers, employees, independent contractors, representatives or agents in violation of the FCPA, the U.K. Bribery Act, or any other applicable anti-bribery or anti-corruption law. The Company further covenants that it shall (and shall cause each of its subsidiaries and Affiliates to) maintain systems of internal controls (including, but not limited to, accounting systems, purchasing systems and billing systems) to ensure compliance with the FCPA, the U.K. Bribery Act, or any other applicable anti-bribery or anti-corruption law. Upon request, the Company agrees to provide responsive information and/or certifications concerning its compliance with applicable anti-corruption laws. The Company shall promptly notify each Investor if the Company becomes aware of any Enforcement Action (as defined in the Purchase Agreement). The Company shall, and shall cause any direct or indirect subsidiary or entity controlled by it, whether now in existence or formed in the future, to comply with the FCPA. The Company shall use its best efforts to cause any direct or indirect subsidiary, whether now in existence or formed in the future, to comply in all material respects with all applicable laws.

5.11    Cybersecurity. The Company shall, within one hundred eighty (180) days following the Initial Closing (as defined in the Purchase Agreement), use commercially reasonable efforts to (a) identify and restrict access (including through physical and/or technical controls) to the Company’s confidential business information and trade secrets and any information about identified or identifiable natural persons maintained by or on behalf of the Company (collectively, “Protected Data”) to those individuals who have a need to access it and (b) implement reasonable physical, technical and administrative safeguards (“Cybersecurity Solutions”) designed to protect the confidentiality, integrity and availability of its technology and systems (including servers, laptops, desktops, cloud, containers, virtual environments and data centers) and all Protected Data. The Company shall use commercially reasonable efforts to ensure that the Cybersecurity Solutions (x) are up-to-date and include industry-standard protections (e.g., antivirus, endpoint detection and response and threat hunting), (y) to the extent determined necessary by the Company or the Board of Directors, are backed by a breach prevention warranty from the vendor certifying the effectiveness of such solutions, and (z) require the vendors to notify the Company of any security incidents posing a risk to the Company’s information (regardless of whether information was actually compromised). The Company shall evaluate on a periodic basis at least annually whether such safeguards should be updated to maintain a level of security appropriate to the risk posed to Company systems and Protected Data. The Company shall educate its employees about the proper use and storage of Protected Data, including periodic training as determined reasonably necessary by the Company or the Board of Directors.

5.12    Sponsored Research Agreement. As soon as is reasonably practicable following the Initial Closing, the Company shall use commercially reasonable efforts to enter into a sponsored research agreement with the University pertaining to the Company’s platform development, which agreement shall be on mutually agreeable terms to each of the Company and the University and shall be executed before the consummation of the next bona fide equity financing of the Company.

5.13    Prohibited use of the “Oxford” Name. Neither the Company nor its Affiliates shall change its name to, or trade under any name which includes, the word “Oxford” without the prior written consent of the University.

5.14    Prohibited Activities. For so long as the University holds shares of the Company’s capital stock, without the prior written consent of the University, the Company shall not change the business of the Company in a manner that would reasonably be expected to have a material detrimental impact on the reputation of the University, including without limitation engaging in (i) the production of, and trade in, tobacco, (ii) internet gambling, online casinos or pornography, (iii) any activity related to modifying the genetic heritage of human beings which could make such changes heritable or have the aim of human cloning for reproductive purposes, or (iv) the development of weapons, armaments or ammunition.

5.15    Tax Matters. The Company and KAVRA 16 LLC (“Viking”) agree that:

(a)    It is the Company’s and Viking’s intention that (i) the Series B Preferred Stock shall be treated as stock that is not “preferred stock” within the meaning of Section 305 of the Internal Revenue Code of 1986, as amended (the “Code”) and the Treasury Regulations issued thereunder, and (ii) Viking shall not be required to include in income as a dividend for U.S. federal income tax purposes any income or gain in respect of the Series B Preferred Stock on account of the accrual of dividends thereon (including any deemed dividends or as a result of any discount)

unless and until such dividends are declared and paid in cash. The Company and Viking agree to take no positions or actions inconsistent with such treatment (including on any Internal Revenue Service Form 1099), unless otherwise required by a change in applicable law after the Initial Closing, as defined in the Purchase Agreement.

(b)    The Company shall use commercially reasonable efforts to cooperate with Viking to structure any redemption of the Series B Preferred Stock permitted under the terms of the Restated Certificate to be treated as a payment in exchange for stock pursuant to Section 302 of the Code.

(c)    Promptly following (and in any event within ten (10) days after receipt of) written request by an Investor, the Company shall provide such Investor with a written statement informing such Investor whether such Investor’s interest in the Company constitutes a United States real property interest. The Company’s determination shall comply with the requirements of Treasury Regulation Section 1.897-2(h)(1) or any successor regulation, and the Company shall provide timely notice to the Internal Revenue Service, in accordance with and to the extent required by Treasury Regulation Section 1.897-2(h)(2) or any successor regulation, that such statement has been made. The Company’s obligation to furnish such written statement shall continue notwithstanding the fact that a class of the Company’s stock may be regularly traded on an established securities market or the fact that there is no Preferred Stock then outstanding.

5.16    Publicity. Within sixty (60) days following the Initial Closing, the Company may issue a press release disclosing that RA Capital and OSI have invested in the Company provided that the final version of the press release is approved in advance in writing by RA Capital and OSI. No other press release, public statement, or announcement regarding an Investor may be made without the prior written consent of such Investor except as necessary for the Company to comply with required law or regulation.

5.17    Termination of Covenants. The covenants set forth in this Section 5, except for Sections 5.6, 5.7, 5.14, and 5.16, shall terminate and be of no further force or effect (i) immediately before the consummation of a Qualified IPO (as defined in the Restated Certificate) or (ii) upon a Deemed Liquidation Event, whichever event occurs first.

6.    Miscellaneous.

6.1    Successors and Assigns. The rights under this Agreement may be assigned (but only with all related obligations) by a Holder or Rights Holder, as applicable, to a transferee that (a) is an Affiliate of a Holder or Rights Holder; (b) is a Holder or Right Holder’s Immediate Family Member or trust for the benefit of an individual Holder or one (1) or more of such Holder or Right Holder’s Immediate Family Members; or (c) after such transfer, holds at least 250,000 shares of the Company’s capital stock (subject to appropriate adjustment for stock splits, stock dividends, combinations, and other recapitalizations); provided, however, that (i) the Company is, within a reasonable time after such transfer, furnished with written notice of the name and address of such transferee and the securities with respect to which such rights are being transferred; and (ii) such transferee agrees in a written instrument delivered to the Company to be bound by and subject to the terms and conditions of this Agreement, including the provisions of Section 2.11. For the purposes of determining the number of securities held by a transferee, the holdings of a transferee

(1) that is an Affiliate or stockholder of a Holder or Rights Holder; (2) who is a Holder or Right’s Holder’s Immediate Family Member; or (3) that is a trust for the benefit of an individual Holder, Rights Holder or such Holder or Rights Holder’s Immediate Family Member shall be aggregated together and with those of the transferring Holder or Rights Holder, as applicable; provided further that all transferees who would not qualify individually for assignment of rights shall, as a condition to the applicable transfer, establish a single attorney-in-fact for the purpose of exercising any rights, receiving notices, or taking any action under this Agreement. The terms and conditions of this Agreement inure to the benefit of and are binding upon the respective successors and permitted assignees of the parties. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and permitted assignees any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided herein.

6.2    Governing Law. This Agreement shall be governed by the internal law of the State of Delaware, without regard to conflict of law principles that would result in the application of any law other than the law of the State of Delaware.

6.3    Counterparts. This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Counterparts may be delivered via electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

6.4    Titles and Subtitles. The titles and subtitles used in this Agreement are for convenience only and are not to be considered in construing or interpreting this Agreement.

6.5    Notices.

(a)    (a) Except, with respect to any Investor, as modified by any side letter agreement between such Investor and the Company, all notices and other communications given or made pursuant to this Agreement shall be in writing and shall be deemed effectively given upon the earlier of actual receipt or (i) personal delivery to the party to be notified; (ii) when sent, if sent by electronic mail during the recipient’s normal business hours, and if not sent during normal business hours, then on the recipient’s next business day; (iii) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid; or (iv) one (1) business day after the business day of deposit with an internationally recognized overnight courier (e.g., FedEx and DHL), freight prepaid, specifying next-day delivery, with written verification of receipt. All communications shall be sent to the respective parties at their addresses as set forth on Schedule A or Schedule B (as applicable) hereto, or (as to the Company) to the principal office of the Company and to the attention of the Chief Executive Officer, or in any case to such email address or address as subsequently modified by written notice given in accordance with this Section 6.5. If notice is given to the Company, a copy (which copy shall not constitute notice) shall also be sent to Goodwin Procter LLP, 100 Northern Avenue, Boston, MA 02210, U.S.A. Attn: Richard A. Hoffman, rhoffman@goodwinlaw.com; and if notice is given to Investors, a copy (which copy shall not constitute notice) shall also be given to Wilson Sonsini Goodrich & Rosati P.C., 28 State Street, 37th Floor, Boston, MA 02109, U.S.A. Attn: Jennifer Fang, jfang@wsgr.com.

(b)    Consent to Electronic Notice. Except, with respect to any Investor, as modified by any side letter agreement between such Investor and the Company, each Investor and Key Holder consents to the delivery of any stockholder notice pursuant to the Delaware General Corporation Law (the “DGCL”), as amended or superseded from time to time, by electronic transmission pursuant to Section 232 of the DGCL (or any successor thereto) at the electronic mail address set forth below such Investor’s or Key Holder’s name on the Schedules hereto, as updated from time to time by notice to the Company, or as on the books of the Company. To the extent that any notice given by means of electronic transmission is returned or undeliverable for any reason, the foregoing consent shall be deemed to have been revoked until a new or corrected electronic mail address has been provided, and such attempted electronic notice shall be ineffective and deemed to not have been given. Each Investor and Key Holder agrees to promptly notify the Company of any change in such stockholder’s electronic mail address, and that failure to do so shall not affect the foregoing.

6.6    Amendments and Waivers. Any term of this Agreement may be amended, modified or terminated and the observance of any term of this Agreement may be waived (either generally or in a particular instance, and either retroactively or prospectively) only with the written consent of (i) the Company, (ii) the holders of a majority of the shares of the Company’s Common Stock and Preferred Stock (calculated on an as-converted to Common Stock basis) then held by the Key Holders who are then providing services to the Company as officers, employees or consultants, and (iii) the holders of at least a majority of the Registrable Securities then outstanding; provided that the Company may in its sole discretion waive compliance with Section 2.12(c) (and the Company’s failure to object promptly in writing after notification of a proposed assignment allegedly in violation of Section 2.12(c) shall be deemed to be a waiver); and provided further that any provision hereof may be waived by any waiving party on such party’s own behalf, without the consent of any other party. Notwithstanding the foregoing, (a) this Agreement may not be amended, modified or terminated and the observance of any term hereof may not be waived with respect to any party without the written consent of such party, unless such amendment, modification, termination, or waiver applies to the express rights and obligations herein of all parties (or class of party) in the same fashion and not objectively intended to disadvantage any Major Investor(s) relative to all other Major Investors (it being agreed that a waiver of the provisions of Section 4 with respect to a particular transaction shall be deemed to apply to the express rights and obligations herein of all Rights Holders in the same fashion if such waiver does so by its terms, notwithstanding the fact that certain Rights Holders may nonetheless, by agreement with the Company, purchase securities in such transaction), provided, however, that (1) in the event any Major Investor (including its Affiliates) purchases any New Securities in any issuance of New Securities by the Company following an amendment, modification or wavier of Section 4 or the definition of “Additional Shares of Common Stock” under the Restated Certificate (a “Participating Investor”), then each other Major Investor that did not consent to such amendment, modification or wavier shall be given the opportunity to participate in such offering and to purchase the same proportion (up to 100%) of such Major Investor’s pro rata share of the New Securities being offered by the Company in the relevant transaction as is being purchased by the Participating Investor purchasing the largest proportion of such Participating Investor’s pro rata share and (2) if the provisions of Section 4 are waived without the consent of OSI and/or RA Capital (such non-consenting investor or investors, the “Non-Consenting Investor”) each Non-Consenting Investor shall have the opportunity to purchase (with the benefit of Section 6.8) the lesser of (i) its pro rata portion of the New Securities as determined in accordance with Section 4.1 and (ii) such additional New Securities such that the fully-diluted ownership of such Non-Consenting Investor equals 20% after such issuance of New Securities to the Non-Consenting Investor pursuant to this provision (for the avoidance of doubt, the term “fully diluted ownership” as used in this Section 6.6 shall be calculated by adding the number of outstanding shares of capital stock, plus the number of shares of capital stock subject to issuance under outstanding options or warrants or other convertible securities, plus the number of shares of Company Common Stock reserved for issuance (excluding shares of capital stock subject to issuance under outstanding options) pursuant to the Company’s stock option, equity incentive or similar agreement); and (b) Sections 1.21, 3.1, 3.2, Section 4 and any other section of this Agreement applicable to the Major Investors (including this clause (b) of this Section 6.6) may be amended, modified, terminated or waived (solely with respect to the Major Investors) with only the written consent of the Company and the holders of at least a majority of the Registrable Securities then outstanding and held by the Major Investors, except, in each case, for such terminations as are expressly provided in Sections 2.13, 3.4, 4.2 and 5.17. Notwithstanding the foregoing, (t) Sections 1.5, 1.20, 3.1, 3.3(a), 5.6, 5.7, 5.8, and 5.11 and this subclause (t) may not be amended, modified or terminated without the written consent of RA Capital, (u) Sections 1.5, 1.20, 3.1, 3.3(b), 5.6, 5.7 and 5.8 and this subclause (u) may not be amended, modified or terminated without the written consent of OSI, (v) Sections 1.5, 1.20, 5.13, 5.14 and this subclause (v) may not be amended, modified or terminated without the written consent of the University, (w) Section 1.5 and this subclause (w) may not be amended, modified or terminated without the written consent of Deerfield, (x) Section 1.5 and this subclause (x) may not be amended, modified or terminated without the written consent of Averill, (y) Sections 5.15(a) and (b) and this subclause (y) may not be amended, modified or terminated without the written consent of Viking and (z) Section 3.3(c) and this subclause (z) may not be amended, modified or terminated without the written consent of the holders of a majority of the shares of the Company’s capital stock then held by the Founders then providing services to the Company as an employee or independent contractor, except, in each case of subclause (t) through (z), for such terminations as are expressly provided in Sections 2.13, 3.4, 4.2 and 5.17. Further, the consent of the Key Holders shall not be required for any amendment, modification, termination or waiver if such amendment, modification, termination, or waiver either (A) is not directly applicable to the rights of the Key Holders hereunder; or (B) does not adversely affect the express rights and obligations herein of the Key Holders in a manner that is different than the effect on the express rights and obligations herein of the other parties hereto. Notwithstanding the foregoing, Schedule A hereto may be amended by the Company from time to time to add transferees of any Registrable Securities in compliance with the terms of this Agreement without the consent of the other parties; Schedule A hereto may also be amended by the Company after the date of this Agreement without the consent of the other parties to add information regarding any additional Investor who becomes a party to this Agreement in accordance with Section 6.9; and Schedule B hereto may be amended by the Company after the date of this Agreement to add any additional Key Holder who becomes a party to this Agreement in accordance with the terms hereof. Any amendment, modification, termination, or waiver effected in accordance with this Section 6.6 shall be binding on all parties hereto, regardless of whether any such party has consented thereto. No waivers of or exceptions to any term, condition, or provision of this Agreement, in any one (1) or more instances, shall be deemed to be or construed as a further or continuing waiver of any such term, condition, or provision.

6.7    Severability. In case any one (1) or more of the provisions contained in this Agreement is for any reason held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provision of this Agreement, and such invalid, illegal, or unenforceable provision shall be reformed and construed so that it will be valid, legal, and enforceable to the maximum extent permitted by law.

6.8    Aggregation of Stock; Apportionment. All shares held or acquired by Affiliates shall be aggregated together for the purpose of determining the availability of any rights under this Agreement and such Affiliated Persons may apportion such rights as among themselves in any manner they deem appropriate.

6.9    Additional Investors. Notwithstanding anything to the contrary contained herein, if the Company issues additional shares of Preferred Stock after the date hereof, any purchaser of such shares of Preferred Stock may become a party to this Agreement by executing and delivering an additional counterpart signature page to this Agreement, and thereafter shall be deemed an “Investor” for all purposes hereunder. No action or consent by the Investors shall be required for such joinder to this Agreement by such additional Investor, so long as such additional Investor has agreed in writing to be bound by all of the obligations as an “Investor” hereunder.

6.10    Entire Agreement. Upon the effectiveness of this Agreement, the Prior Agreement shall be deemed amended and restated to read in its entirety as set forth in this Agreement. This Agreement (including any Schedules hereto) , the Restated Certificate and the other Transaction Agreements (as defined in the Purchase Agreement), constitute the full and entire understanding and agreement among the parties with respect to the subject matter hereof, except, with respect to any Investor, as modified by any side letter agreement between such Investor and the Company, and any other written or oral agreement relating to the subject matter hereof existing between the parties is expressly canceled.

6.11    Dispute Resolution. The parties (a) hereby irrevocably and unconditionally submit to the jurisdiction of the state courts of Delaware and to the jurisdiction of the United States District Court for the District of Delaware for the purpose of any suit, action or other proceeding arising out of or based upon this Agreement, (b) agree not to commence any suit, action or other proceeding arising out of or based upon this Agreement except in the state courts of Delaware or the United States District Court for the District of Delaware, and (c) hereby waive, and agree not to assert, by way of motion, as a defense, or otherwise, in any such suit, action or proceeding, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the suit, action or proceeding is brought in an inconvenient forum, that the venue of the suit, action or proceeding is improper or that this Agreement or the subject matter hereof may not be enforced in or by such court.

WAIVER OF JURY TRIAL: EACH PARTY HEREBY WAIVES ITS RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT, THE OTHER TRANSACTION AGREEMENTS, THE SECURITIES OR THE SUBJECT MATTER HEREOF OR THEREOF. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS TRANSACTION, INCLUDING, WITHOUT LIMITATION, CONTRACT CLAIMS, TORT CLAIMS (INCLUDING NEGLIGENCE), BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. THIS SECTION HAS BEEN FULLY

DISCUSSED BY EACH OF THE PARTIES HERETO AND THESE PROVISIONS WILL NOT BE SUBJECT TO ANY EXCEPTIONS. EACH PARTY HERETO HEREBY FURTHER WARRANTS AND REPRESENTS THAT SUCH PARTY HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL, AND THAT SUCH PARTY KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL.

6.12    Delays or Omissions. No delay or omission to exercise any right, power, or remedy accruing to any party under this Agreement, upon any breach or default of any other party under this Agreement, shall impair any such right, power, or remedy of such nonbreaching or non-defaulting party, nor shall it be construed to be a waiver of or acquiescence to any such breach or default, or to any similar breach or default thereafter occurring, nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. All remedies, whether under this Agreement or by law or otherwise afforded to any party, shall be cumulative and not alternative.

6.13    Limitation on Liability. The total liability, in the aggregate, of each Investor for any and all claims, losses, costs or damages, including attorneys’ and accountants’ fees and expenses and costs of any nature whatsoever or claims or expenses resulting from or in any way related to this Agreement or from any cause or causes (collectively, “Claims”) shall be several and not joint with the other Investors and shall not exceed the total consideration payable to the Company by such Investor for the Shares (as defined in the Purchase Agreement) under the Purchase Agreement, except in the case of such Purchaser’s indemnification obligations pursuant to this Agreement. No Affiliate, officer, director, employee or agent of any Investor shall have any liability for any Claim whatsoever. It is intended that this limitation apply to any and all liability or cause of action however alleged or arising, unless otherwise prohibited by law.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties have executed this Amended and Restated Investors’ Rights Agreement as of the date first written above.

COMPANY:

PEPGEN INC.

By:	/s/ James McArthur, Ph.D.

Name:	James McArthur, Ph.D.
Title:	Chief Executive Officer

SIGNATURE PAGE TO AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT